Exhibit 23.3
Consent of Independent Auditors

We consent to the use of our report dated March 7, 2018, with respect to the consolidated balance sheet of Landair Holdings, Inc. as of December 31, 2017, and the related consolidated statements of income, shareholders’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Coulter & Justus, P.C.

Knoxville, Tennessee
November 16, 2018

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